Exhibit 10.18

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LOAN AND SECURITY AGREEMENT

Dated as of December 6, 2007

between

SEQUOIA MEDIA GROUP, LC,

As Borrower

and

SECURE ALLIANCE HOLDINGS CORPORATION,

As Lender

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Table of Contents
( continued)

EXHIBITS:

Exhibit A -	Form of Note

ii

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of December 6, 2007 (this “Agreement”), is made between Sequoia Media Group, LC, a Utah limited liability company (“Borrower”), and Secure Alliance Holdings Corporation, a Delaware corporation (“Lender”).

RECITALS:

WHEREAS, Borrower, Lender and SMG Utah, LC, a Utah limited liability company and a wholly owned subsidiary of Lender (“SMG”) have entered into a Plan and Agreement of Merger dated December 6, 2007 (the “Merger Agreement”) wherein upon closing of the Merger Agreement (the “Closing”), SMG shall be merged with and into Borrower (the “Merger”), with Borrower becoming a wholly-owned subsidiary of Lender, upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, Lender has agreed to loan money to the Borrower as a bridge loan for working capital purposes from the date hereof until the Closing, on the terms and subject to the provisions contained herein.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Advance” means an advance under Section 2.1.

“Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with another Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. Sections 101 et seq.

“Borrower” has the meaning in the preamble.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York.

“Capital Lease” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP.

"Change of Control" shall be deemed to have occurred, other than upon the occurrence of the Merger, at such time as:

(i)           any "person" (as that term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than Lender or its Affiliates) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding voting membership interests of the Borrower or any successor of the Borrower;

(ii)         during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Managers of the Borrower cease, for any reason, to constitute at least a majority of such Board of Managers, unless the election or nomination for election of each new member of such Board of Managers was approved by a vote of at least two-thirds of the members of such Board of Managers then still in office who were members of such Board of Managers at the beginning of the period;

(iii)         the members of the Borrower approve any merger or consolidation to which any of the Borrower is a party as a result of which the persons who were members of the Borrower immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and its Affiliates) shall have beneficial ownership of less than fifty percent (50%) of the combined voting power for election of members of the Board of Managers (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

(iv)         the members of the Borrower approve any merger or consolidation as a result of which the equity interests of the Borrower shall be changed, converted or exchanged (other than a merger with a wholly-owned Subsidiary of the Borrower) or any liquidation of the Borrower or any sale or other disposition of fifty percent (50%) or more of the assets or earnings power of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all right, title and interest in, to and under, all of the property and assets currently owned or owing to, or hereafter acquired or arising in favor of, Borrower and its Subsidiaries, wherever located, including, but not limited to, all accounts, deposit accounts, chattel paper, instruments, documents, securities, letter of credit rights, contract rights, receivables, equipment, goods, inventory, investment property, goodwill, general intangibles, intellectual property, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, Internet domain names, service marks, trade secrets, know-how, technology, software, hardware, commercial tort claims, warranties and guarantees, as any of the foregoing terms may be defined in the Uniform Commercial Code of the State of Utah (the “UCC”), and including any products, proceeds (including insurance proceeds) or income derived therefrom, whether by disposition or otherwise.

“Commitment” means a total of $2,500,000, which shall be advanced to Borrower as follows: (i) $1,000,000 at the time of the execution of this Agreement; (ii) $1,000,000 on January 15, 2008; and (iii) $500,000 on February 15, 2008.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Debt” means (without duplication), for any Person, (a) indebtedness of such Person for borrowed money or arising out of any extension of credit to or for the account of such Person (including, without limitation, extensions of credit in the form of reimbursement or payment obligations of such Person relating to letters of credit issued for the account of such Person) or for the deferred purchase price of property or services; (b) indebtedness of the kind described in clause (a) of this definition which is secured by (or for which the holder of such debt has any existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations; (c) all obligations as lessee under any Capital Lease; (d) all contingent liabilities and obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (c) above; and (e) any monetary obligation of a Person under or in connection with a sale-leaseback or similar arrangement.

“Debtor Laws” means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws including the Bankruptcy Code, or general equitable principles from time to time in effect affecting the rights of creditors generally.

“Default” means any event the occurrence of which does, or with the lapse of time or giving of notice or both would, constitute an Event of Default.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, membership interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 under the Securities Exchange Act of 1934).

“Events of Default” has the meaning specified in Section 9.1.

“Fee” has the meaning specified in Section 2.3.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means any (domestic or foreign) federal, state, county, municipal, parish, provincial, or other government, or any department, commission, board, court, agency, or any other instrumentality of any of them or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government, including, without limitation, any arbitration panel, any court, or any commission.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to any Note or on other amounts, if any, due to the Lender pursuant to this Agreement or any other Loan Document under laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect.

“Insolvency Proceeding” means in any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Interest Rate” has the meaning specified in Section 2.3.

“Issue Date” means the date on which a Note is issued pursuant to this Agreement. The Commitment shall be Advanced on three separate Issue dates as to in Section 2.1.

“Legal Requirement” means any order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any applicable Governmental Authority.

“Lien” means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, statutory or other lien, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Loan Documents” means this Agreement, the Notes, and each other certificate, instrument, agreement or document delivered by any Loan Party in connection with the transactions contemplated by this Agreement.

“Loan Party” means the Borrower and any Borrower’s Subsidiary.

“Material Adverse Effect” means (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of any party hereto to perform its obligations hereunder) or (ii) an adverse effect on the business, Property, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Loan Parties, if any, that is material to the Loan Parties, taken as a whole, other than as a result of adverse economic conditions in the United States generally or as a result of any act or omission contemplated by this Agreement.

“Maturity Date” means the earliest to occur of (a) December 31, 2008 or (b) such earlier time to which the Obligations may be accelerated under Section 9.1 hereof.

“Merger” has the meaning in the recitals.

“Merger Termination Date” means the earliest to occur of (a) May 31, 2008, or (b) the date the Merger Agreement is terminated pursuant to Section 9.1 thereof.

“Note” means each promissory note issued under this Agreement  evidencing an Advance pursuant to Section 2.2.

“Obligations” means all of the obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

            “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” has the meaning specified in Section 8.3.

“Person” means an individual, partnership, limited liability company (including a business trust or a real estate investment trust), joint stock company, trust, unincorporated association, corporation, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Property” means any interest or right in any kind of property or asset, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Responsible Officer” means with the chief financial officer or the chief accounting officer of Borrower, as designated in reports filed with the Securities and Exchange Commission (“SEC”).

“Solvent” means as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Subsidiary” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least such number and kind of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

SECTION 1.2. Terms Generally.  The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined.  Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be construed as if followed by the words “without limitation”.  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits hereto) in its entirety and not to any part hereof, unless the context otherwise requires.  All references herein to Articles, Sections, and Exhibits are references to Articles and Sections of, and Exhibits to, this Agreement unless the context otherwise requires.  Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall mean a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular day, and such day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

SECTION 1.3. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.4. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements filed by Borrower with the SEC under the Exchange Act.

ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCE

SECTION 2.1. Advances.  Lender agrees, on the terms and conditions hereinafter set forth, to make an advance (“Advance”) on each of the following Issue Dates:

(i)	$1,000,000 on the date of the execution of this Agreement;

(ii)	$1,000,000 on January 15, 2008; and

(iii)	$500,000 on February 15, 2008 .

The amount outstanding on each of such Advance shall be payable in accordance with Section 3.1 hereof and shall mature and all outstanding principal thereof, together with accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

SECTION 2.2. The Notes. To evidence each Advance, the Borrower shall execute and deliver to the Lender , a term note (the “Note”) in the amount of the Advance.  Each Note shall be substantially in the form of Exhibit A hereto with the blanks appropriately filled, and shall mature on the Maturity Date, at which time all principal and accrued and unpaid interest then outstanding thereunder shall become due and payable.

SECTION 2.3. Interest.  Each Advance shall bear interest from and including the respective Issue Date of such Advance, at a rate per annum equal at all times to ten percent (10%) (the “Interest Rate”).  Subject to Section 3.3, interest shall be payable in full at the Maturity Date.

After the occurrence and during the continuance of an Event of Default the Advance and all other Obligations shall, at the election of the Lenders, bear interest at a rate per annum equal to two percent (2%) plus the Interest Rate (the “Default Rate”).  The additional interest amount shall be paid in cash monthly in arrears.

In addition, if the Obligations have not been paid in full or prior to the Maturity Date, a monthly fee equal to 10% of the outstanding Obligations (the “Fee”) shall be paid in cash on the last day of each calendar month for which the Obligations remain outstanding, to be paid by Borrower to Lender.

All computations of interest hereunder pursuant to this Article II shall be made on the basis of a year of 360 days, in each case including the first day but excluding the last day occurring in the period for which such interest is payable.

ARTICLE III.
PAYMENTS, PREPAYMENTS, INCREASED COSTS AND TAXES

SECTION 3.1.   Payments and Computations.

(a)     The outstanding principal balance of each Advance shall be payable on the Maturity Date, when all unpaid principal of, and accrued and unpaid interest on, each Advance shall be due and payable.

(b)     Interest due under the Notes shall be payable in cash on the Maturity Date.

(c)     Whenever any payment under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 3.2. Mandatory Prepayments.  If, while any amount of principal or accrued but unpaid interest remain outstanding on any Note, the Borrower receives additional capital or conducts any sale of its assets, other than sales made in the Ordinary Course of Business, and other sales permitted under the Loan Documents, the Borrower and its Subsidiaries shall, immediately upon receipt of the net proceeds of such capital contribution or sale, pay to the Lender all of such net proceeds up to an amount equal to the aggregate amount of principal of and accrued interest on the Notes.  Lender shall apply any such proceeds, in its sole discretion, to prepay amounts of principal of and/or accrued interest on the Notes then outstanding, without any penalty or premium.

SECTION 3.3. Voluntary Prepayments.  The Borrower may, upon at least five (5) Business Days’ prior written notice to the Lender, prepay all or any portion of the principal balance of the Obligations without penalty or premium.  Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice.  Any portion of the principal amount of an Advance which is prepaid in accordance with this Section shall reduce the principal amount of the Note evidencing such Advance and may not be reborrowed.  Any prepayment of principal under this Section 3.3 shall be accompanied by a payment of all accrued interest.

SECTION 3.4. Taxes

(a)     Any and all payments by the Borrower under the Notes shall be made, in accordance with Section 3.1, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof. If the Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under the Notes to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrower further agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes.

(b)     The Borrower will indemnify the Lender for the full amounts payable pursuant to Section 3.4(a) (including, without limitation, any taxes or such other amounts imposed by any Governmental Authority on amounts payable under this Section 3.4) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such amounts were correctly or legally asserted.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.4 shall survive the payment in full of principal and interest under the Notes.

ARTICLE IV.
SECURITY

SECTION 4.1. Grant of Security Interest.

(a)     The Borrower hereby pledges to Lender, as security for the Obligations, and grants to Lender a continuing security interest in, lien on and right of set-off against the Collateral, subject only to those Liens described in Section 8.3(a), (b), (c), (d), and (e), to secure prompt repayment of any and all Obligations and in order to secure prompt performance by the Borrower of its covenants and duties under the Loan Documents.

SECTION 4.2. Delivery of Additional Documentation Required.  Borrower shall execute and deliver to the Lender, prior to or concurrently with the Borrower’s execution and delivery of this Agreement and at any time thereafter at the request of the Lender, all financing statements, continuation financing statements, fixture filings, security agreements, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that the Lender may reasonably request, in form satisfactory to Lender, to perfect and maintain perfected the Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

SECTION 4.3. Lender Appointed Attorney-in-Fact.  Borrower hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, at such time as an Event of Default has occurred and is continuing hereunder, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)     to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the accounts or any other collateral of Borrower;

(b)     to receive, indorse, and collect any drafts or other instruments, documents, negotiable collateral or chattel paper;

(c)     to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the collateral of Borrower or otherwise to enforce the rights of Lender with respect to any of the collateral;

(d)     to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any person obligated to Borrower in respect of any account of Borrower;

(e)     to use any labels, patents, trademarks, trade names, URLs, domain names, industrial designs, copyrights, advertising matter or other industrial or intellectual property rights, in advertising for sale and selling Inventory and other Collateral and to collect any amounts due under accounts, contracts or negotiable collateral of Borrower; and

(f)     Lender shall have the right, but shall not be obligated, to bring suit in its own name to enforce the trademarks, patents, copyrights and intellectual property licenses and, if Lender shall commence any such suit shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement.

To the extent permitted by law, Borrower hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

SECTION 4.4. Lender’s Duties.  The powers conferred on Lender hereunder are solely to protect Lender’s interest in the Collateral, and shall not impose any duty upon Lender to exercise any such powers.  Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Lender accords its own property.

ARTICLE V.
CONDITIONS OF LENDING

SECTION 5.1. Conditions Precedent to the Advance.  The obligation of the Lender to make an Advance is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to the Lender:

(a)     Note.  A Note representing the aggregate amount of the Advance, duly executed by Borrower and payable to the order of the Lender.

(b)     Executed Loan and Security Agreement.  This Agreement, duly executed by the Borrower.

(c)     Authorizations.  Resolutions of the Board of Managers of the Borrower approving and authorizing the execution, delivery, and performance by the Borrower of each Loan Document, the notices and other documents to be delivered by the Borrower pursuant to each Loan Document, and the transactions contemplated thereunder.

(d)     Good Standing.  Certificates of appropriate officials as to the existence and good standing of the Borrower in its jurisdiction of organization.

(e)     Closing Deliveries.  Lender shall have received, in form and substance reasonably satisfactory to Lender, all other agreements, notes, certificates, orders, authorizations, financing statements, and other documents which Lender may at any time reasonably request.

(f)     Security Interests.  Lender shall have received satisfactory evidence that all security interests and liens granted to Lender for the benefit of Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Liens.

(g)     Representations and Warranties.  The representations and warranties of the Borrower contained herein and in the Loan Documents shall be true, correct and complete on and as of the Issue Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(h)     No Default.  No event shall have occurred and be continuing or would result from funding the Advance that would constitute an Event of Default or a Default.

(i)      Performance of Agreements.  Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Issue Date, in each case to the satisfaction of the Lender.

(j)      No Prohibition.  No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Lender from making the Advance.

(k)     No Litigation.  There shall not be pending or, to the knowledge of any Loan Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any Property of any Loan Party that has not been disclosed to Lender by Loan Parties in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the reasonable opinion of Lender, would reasonably be expected to have a Material Adverse Effect.

(l)      Insurance.  Lender shall receive, within ten business days following the Issue Date, certificates of insurance, insurance policies or binders for insurance with respect to each Loan Party in types and amounts, under terms and conditions satisfactory to Lender with appropriate endorsements naming Lender as loss payee and/or additional insured, as appropriate.

(m)     Material Adverse Change.  Since December 31, 2006, there shall have been no material adverse change in the business, operations, assets, properties, liabilities, profits, prospects or financial position of the Loan Parties taken as a whole as determined by the Lender in its sole discretion

(n)     Solvency.  Each Loan Party shall have demonstrated to Lender that after giving effect to the transactions contemplated hereby, such Loan Party is solvent, able to meet its obligations (including the Obligations) as they mature and has sufficient capital to enable it to operate its business as currently conducted or proposed to be conducted.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender as of the date hereof and as of the Issue Date that:

SECTION 6.1. Representations in Merger Agreement are True and Correct. Each of the Representations and Warranties made by Borrower in Article III of the Merger Agreement are true and correct as of the date of execution of this Agreement.

SECTION 6.2.  Authority, Due Execution, Binding Obligation. Borrower has the requisite limited liability company and all other power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Borrower of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of the Borrower and no further action is required by the Borrower.  This Agreement has been duly executed by the Borrower.  This Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

SECTION 6.3.  Location. The Borrower has no place of business or offices where its books of account and records are kept or places where Collateral is stored or located, except its executive offices.

SECTION 6.4.  Organization and Name. The Borrower was organized and remains organized solely under the laws of the State of Utah.  The Borrower has no trade name.  The Borrower was formed under the name of Life Dimensions, LC but changed its name to Sequoia Media Group, LC on August 8, 2003.

SECTION 6.5.  No Liens. Except for Permitted Liens, the Borrower is the sole owner of the Collateral (except for non-exclusive licenses granted by the Borrower in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and are fully authorized to grant the Security Interests.  There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that will be filed in favor of the Lender pursuant to this Agreement) covering or affecting any of the Collateral.

SECTION 6.6.  No Claims. No written claim has been received that any Collateral or the Borrower’s use of any Collateral violates the rights of any third party. There has been no adverse decision to the Borrower's claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to the Borrower's right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of the Borrower, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

SECTION 6.7.  Non-Contravention. The execution, delivery and performance of this Agreement by the Borrower does not (i) violate any of the provisions of any organizational document of the Borrower or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to the Borrower or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing the Borrower's debt or otherwise) or other understanding to which the Borrower is a party or by which any property or asset of the Borrower is bound or affected. If any, all required consents (including, without limitation, from stockholders or creditors of the Borrower) necessary for the Borrower to enter into and perform its obligations hereunder have been obtained.

SECTION 6.8. No Default or Event of Default.  No event has occurred or is continuing which constitutes a Default or Event of Default hereunder.

ARTICLE VII.
AFFIRMATIVE COVENANTS OF THE BORROWER

Until such time as all Obligations shall be indefeasibly paid in full, the Borrower covenants and agrees that, unless the Lender shall otherwise consent in writing:

SECTION 7.1.  Compliance with Laws, Etc.  The Borrower will comply, in all material respects with all applicable Legal Requirements; provided, however, that the Borrower will comply in full with any applicable Legal Requirements the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

SECTION 7.2.   Reporting and Notice Requirements.  The Borrower will furnish to the Lender:

(a)     Notice of Default.  Promptly after any officer of the Borrower knows or has reason to know that any Default or Event of Default has occurred, a written statement of such officer of the Borrower setting forth the details of such Default or Event of Default and the action which the Borrower has taken or proposes to take with respect thereto.

(b)     Notification of Claim against the Collateral.  The Borrower will, immediately upon becoming aware thereof, notify the Lender in writing of any setoff, withholdings or other defenses to which any of the Collateral, or the Lender’s rights with respect to the Collateral, are subject.

SECTION 7.3.  Use of Proceeds. The proceeds of the Advance will be exclusively used by the Borrower for (i) general working capital purposes, (ii) to fund the Borrower’s operations conducted in the Ordinary Course of Business, and (iii) to pay expenses incurred in connection with the Merger Agreement.

SECTION 7.4.  Taxes and Liens.  The Borrower will pay and discharge, or will cause to be paid and discharged, promptly all taxes, assessments, and governmental charges or levies imposed upon the Borrower or upon the income of any Property of the Borrower as well as all claims of any kind (including, without limitation, claims for labor, materials, supplies, and rent) which, if unpaid, might become a Lien upon any Property of the Borrower, except such taxes, assessments, governmental charges or levies contested in good faith by the Borrower and which adequate reserves are maintained in accordance with GAAP.

SECTION 7.5.  Maintenance of Property.  The Borrower will at all times maintain, preserve, protect, and keep, or cause to be maintained, preserved, protected, and kept, its Property in good repair, working order, and condition (ordinary wear and tear excepted) and consistent with past practice.

SECTION 7.6.  Right of Inspection.  From time to time upon reasonable notice to the Borrower, the Borrower will permit any officer or employee of, or agent designated by, the Lender to visit and inspect any of the Properties of any Loan Party, examine such Loan Party’s corporate books or financial records, take copies and extracts therefrom, and discuss the affairs, finances, and accounts of such Loan Party with its officers, certified public accountants and legal counsel, all as often as the Lender may reasonably desire, provided that such visits and inspections shall be made only during business hours and so as not to interfere unreasonably with the business and operations of such Loan Party.  All confidential or proprietary information provided to or obtained by the Lender under this section or under any other provision of this Agreement shall be held in confidence by the Lender in the same manner and with the same degree of protection as the Lender exercises with respect to its own confidential or proprietary information.  For purposes of this section, all information provided to the Lender pursuant hereto shall be presumed to constitute “confidential and proprietary information” unless (i) the Borrower indicates otherwise in writing, (ii) the information was or becomes generally available to the public other than as a result of a disclosure in violation of this section by the Lender or its representatives, (iii) the information was or becomes available to the Lender or its representatives on a non-confidential basis from a source other than such Loan Party, (iv) the information was within the possession of the Lender or any of its representatives prior to being furnished by or on behalf of such Loan Party, provided that in each case the source of such information was not bound by a confidentiality agreement known to Lender in respect thereof preventing disclosure to the Lender or its representatives or (v) the information is independently developed by the Lender (but only if it does not contain or reflect, and is not based upon, in whole or in part, any information furnished hereunder which constitutes “confidential or proprietary information”).

SECTION 7.7.  Insurance.  The Borrower will maintain insurance of similar types and coverages as maintained on the date hereof and consistent with past practice with financially sound and reputable insurance companies and associations acceptable to the Lender based on the Lender’s reasonable judgment (or as to workers’ compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on).

SECTION 7.8.  Notice of Litigation.  The Borrower will promptly notify Lender in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of $25,000, and any investigation of the Borrower by any Governmental Authority, which could reasonably be expected to adversely affect the Borrower or any Loan Party whether or not fully covered by insurance, and regardless of the subject matter thereof.

SECTION 7.9.  Maintenance of Office.  The Borrower will maintain its chief executive office at 11781 Lone Peak Parkway, Suite 270, Draper, Utah 84020, or at such other place in the United States of America as it shall designate upon written notice to the Lender, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which it is a party may be given or made.  The Borrower shall notify the Lender in writing of its intent to relocate any of its Property at least ten Business Days prior to the date of such proposed relocation, specifying the Property to be relocated and the location to which it will be relocated.

SECTION 7.10. Existence.  The Borrower will, and will cause each Loan Party to preserve and maintain its legal existence and all of its material rights, privileges, licenses, contracts and Property and assets used or useful to its business.

SECTION 7.11.  Financial Statements.  Borrower shall furnish Lender within one hundred and five (105) days after the end of each fiscal year of Borrower, financial statements of Borrower and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by the Borrower’ public accountants.  Buyer’s annual financial statements required hereunder shall be accompanied by a certificate of Borrower’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event.

In addition, Borrower shall furnish Lender within thirty (30) days after the end of each month, an unaudited balance sheet of Borrower and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrower and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrower. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (w) the current fiscal period and (x) the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the projections for such fiscal period and year-to-date period.  The monthly financial statements shall be accompanied by a certificate of Borrower’ Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event.

SECTION 7.12. Further Assurances.  The Borrower will cooperate with the Lender and execute, and will cause each Loan Party to execute, such further instruments and documents as the Lender shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

ARTICLE VIII.
NEGATIVE COVENANTS

Until such time as all Obligations shall be indefeasibly paid in full, the Borrower covenants and agrees that, without the written consent of the Lender:

SECTION 8.1. Impairment of Rights.  The Borrower will not undertake, or permit any Loan Party to undertake, any action or engage in any transaction or activity the intent or reasonably expected consequences of which may be to impair the Lender’s rights hereunder.

SECTION 8.2. Restrictions on Debt.  The Borrower and its Subsidiaries will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Debt other than:

(a)     Debt to the Lender arising under any of the Loan Documents;

(b)     liabilities of Borrower or its Subsidiaries incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)     outstanding liabilities of Borrower as of the date of execution of this Agreement all of which are listed on Schedule 8.2 attached hereto;

(d)     Debt incurred in the Ordinary Course of Business in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;

(e)     Debt in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or any its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(f)      endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(g)     Debt owed by the Borrower or its Subsidiaries to trade vendors, in the amount of the cost to the Loan Party of inventory held on consignment from such trade vendors, including, without limitation, in connection with and pursuant to agreements with such trade vendors.

SECTION 8.3. Restrictions on Liens.  The Borrower and its Subsidiaries shall not (i) create or incur or suffer to be created or incurred or to exist any Lien upon any of their respective Property, or upon the income or profits therefrom; (ii) transfer any of such Property or the income or profits therefrom for the purpose of subjecting the same to the payment of Debt or performance of any other obligation in priority to payment of its general creditors; (iii) except in the Ordinary Course of Business, acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Debt or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) except in the Ordinary Course of Business, sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and its Subsidiaries may create or incur or suffer to be created or incurred or to exist (the “Permitted Liens”):

(a)     liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(b)     deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c)     liens on properties in respect of judgments or awards, the Debt with respect to which is permitted by Section 8.2(d);

(d)     encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or its Subsidiaries is a party, and other minor liens or encumbrances none of which in the opinion of the Lender interferes materially with the use of the Property affected in the ordinary conduct of the business of the such Loan Party, which defects do not individually or in the aggregate have a Material Adverse Effect on the business of the Borrower and its Subsidiaries, individually or on a consolidated basis; and

(e)     purchase money security interests incurred in the ordinary course.

SECTION 8.4. Mergers and Acquisitions.  The Borrower and its Subsidiaries will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) other than the Merger, unless such transaction expressly requires the repayment of the Notes and any and all outstanding interest and the Notes and all interest thereon are in fact paid in full at the closing of such transaction.

The Borrower and its Subsidiaries will not agree to or effect any asset acquisition, except for raw materials and inventory in the Ordinary Course of Business, or issue additional membership interest, other than pursuant to the Merger Agreement, without the prior written consent of the Lender, unless such transaction expressly requires the repayment of the Note and any and all outstanding interest at the closing of such transaction and the Notes and all interest thereon are in fact paid in full at the closing of such transaction. The Borrower and its Subsidiaries will not create or form any new Subsidiaries without the prior written consent of Lender.

SECTION 8.5. Issuance of Equity Interests.  Except for the Equity Interests set forth in  Section  3.3  of the Sequoia Disclosure Schedule to the Merger Agreement, the Borrower and its Subsidiaries will not issue any Equity Interests, as the case may be, including, without limitation, any issuance of warrants, options or subscription or conversion rights (other than under any existing employee compensation scheme), unless (i) the Borrower or its Subsidiaries receives solely cash proceeds from each such issuance, (ii) the net proceeds from such issuance are applied in accordance with Section 3.2 hereof and (iii) no Default or Event of Default has occurred and is continuing at the time any such issuance is consummated and none would exist (whether or not after the expiration of time or giving of notice or both) after giving effect thereto.  The parties agree that any proceeds received by Borrower pursuant to the exercise of Equity Interests set forth in Section  3.3  of the Sequoia Disclosure Schedule  to  the Merger Agreement, need not be applied in accordance with Section 3.2 and may be retained by Borrower for use in its operations.

ARTICLE IX.
EVENTS OF DEFAULT

SECTION 9.1. Events of Default.  If any of the following events (“Events of Default”) shall occur and shall not have been cured within one calendar day (in the case of monetary defaults) or 7 calendar days (in the case of all other defaults) unless a shorter period of time is specified below:

(a)     the Borrower shall fail to pay principal of or interest on the Notes or other amounts due under the Notes or this Agreement or any other Loan Document, when the same becomes due and payable; or

(b)     any representation or warranty made any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been untrue or incorrect in any material respects, when made or deemed made; or

(c)     any Loan Party shall fail to perform or observe any term, covenant or agreement contained herein or in any other Loan Document within 15 days after a senior officer has knowledge thereof or receives notice thereof, written notice from the Lender to cure same, whichever is sooner; or

(d)     any Loan Party shall fail to pay any principal of, or premium or interest on, any Debt in excess of $25,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) unless being contested in good faith, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event constituting a default (however defined) shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, which would give rise to a right to accelerate such Debt; or

(e)     the Borrower fails to use the proceeds from the Advance in accordance with the stated use therefor as contemplated by Section 7.3; or

(f)     any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Loan Party's business for a material period of time; any material Collateral or Property of an Loan Party is taken or impaired through condemnation; any Loan Party agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Loan Party ceases to be Solvent;

(g)     any Insolvency Proceeding is commenced by any Loan Party; an Insolvency Proceeding is commenced against any Loan Party and: such Loan Party consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Loan Party, such petition is not dismissed within 30 days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Loan Party; or any Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally;

(h)     the Borrower shall attempt to liquidate or dissolve itself, without the prior written consent of the Lender; or

(i)      there shall occur any Change of Control.

then, and in any such event, Lender (after providing the notice and opportunity to cure set forth in the first clause of this Section) may, by notice to the Borrower, declare the principal amount of the Note, all interest thereon and all other Obligations or amounts payable under this Agreement or any other Loan Document to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and all interest on and principal of all other Debt owed by the Borrower to the Lender shall likewise become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided however, that in the case of any Default pursuant to Subsections (g), and (j) of this Section 9.1, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest, right to cure or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 9.2. Remedies.  Upon the occurrence and during the continuance of an Event of Default:

(a)     Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC or any other applicable law. Without limiting the generality of the foregoing, Borrower expressly agrees that, in any such event, Lender without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon Borrower or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Borrower to, and Borrower hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations where Borrower regularly maintains inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit, and upon such other terms and at such prices as Lender may deem commercially reasonable.  Borrower agrees that, to the extent notice of sale shall be required by law, at least 10 days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the UCC.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)     Lender is hereby granted an irrevocable license or other right to use, without liability for royalties or any other charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, URLs, domain names, industrial designs, other industrial or intellectual property or any property of a similar nature, whether owned by any Borrower or with respect to which any Borrower has rights under license, sublicense, or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to the benefit of Lender.

(c)     Any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in the Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, Borrower shall remain jointly and severally liable for any such deficiency.

(d)     Borrower hereby acknowledges that the Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall occur Lender shall have the right to an immediate writ of possession without notice of a hearing. Lender shall have the right to the appointment of a receiver for the properties and assets of Borrower, and Borrower hereby consents to such rights and such appointment and hereby waives any objection Borrower may have thereto or the right to have a bond or other security posted by Lender.

SECTION 9.3. Remedies Cumulative.  Each right, power, and remedy of Lender as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lender, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers, or remedies.

SECTION 9.4. Marshaling.  Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.

ARTICLE X.
MISCELLANEOUS

SECTION 10.1. Survival of Representations and Warranties.  All representations and warranties in each Loan Document shall survive the delivery of the Notes and the making of the Advance, and shall continue after the repayment of the Notes and the Maturity Date until all Obligations are indefeasibly paid in full, and any investigation at any time made by or on behalf of the Lender shall not diminish the Lender’s right to rely thereon.

SECTION 10.2. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Note, or any other Loan Document, nor consent by Lender to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.3. Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including by telex or telefacsimile transmission) and shall be effective when actually delivered, or in the case of telex notice, when sent, answerback received, or in the case of telefacsimile transmission, when received and telephonically confirmed, addressed as follows:  if to Borrower or any other Loan Party, to Sequoia Media Group, LC at its address at 11781 Lone Peak Parkway, Suite 270, Draper, Utah 84020, Attention:  Edward B. Paulsen, Facsimile Number: (801) 495-5701; if to the Lender, at its address at 2900 Wilcrest Drive, Suite 105, Houston, Texas 77042, Attention:  Chief Executive Officer, Facsimile Number: (713) 895- 7773 ; or as to the Borrower or the Lender at such other address as shall be designated by such party in a written notice to the other parties.

SECTION 10.4. No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.5. Expenses and Attorneys’ Fees.  Whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to promptly pay all fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses incurred by Lender (including reasonable attorneys’ fees and expenses and fees of consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses incurred by Lender (including reasonable attorneys’ fees and expenses, the allocated costs of Lender’s internal legal staff and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Lender for amendments, waivers, consents and any other documentation prepared by Lender’s internal legal staff; (c) fees, costs and expenses (including reasonable attorneys’ fees) incurred on behalf of Lender in creating, perfecting and maintaining perfection of Liens in favor of Lender; (d) fees, costs and expenses incurred by Lender in connection with forwarding to Borrower the proceeds of Loans including Lender’s bank’s standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; and (f) fees, costs, expenses (including reasonable attorneys’ fees and allocated costs of internal legal staff) of Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from the Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

SECTION 10.6. Indemnity.  In addition to the payment of expenses pursuant to Section 10.5, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to indemnify, pay and hold Lender, and the officers, directors, and employees of, or consultants, auditors and other persons engaged by Lender, to evaluate or monitor the Collateral, affiliates and attorneys of Lender and such holders (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Lender, and the Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that no Loan Party shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction.

SECTION 10.7. Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, whether or not the Lender shall have made any demand under the Notes and although such obligations may be unmatured.  Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such the Lender may have.

SECTION 10.8. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that neither the Borrower nor the Lender (except as provided in Section 10.9) shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other.

SECTION 10.9. Assignments and Participations.  The Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Notes held by it), whether pursuant to a sale of participations or otherwise.

SECTION 10.10. Limitation on Agreements.  All agreements between the Borrower or the Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due under any Loan Document or otherwise, shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or detention of the money to be loaned under the Notes or any other Loan Document or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate.  If, as a result of any circumstance whatsoever, fulfillment of or compliance with any provision hereof or of any of such Loan Documents at the time performance of such provision shall be due or at any other time shall involve exceeding the amount permitted to be contracted for, taken, reserved, charged or received by the Lender under applicable usury law, then, ipso facto, the obligation to be fulfilled or complied with shall be reduced to the limit prescribed by such applicable usury law, and if, from any such circumstance, the Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied, in the Lender’s sole discretion, to the reduction of the principal amount owing on account of the Notes or the amounts owing on other Obligations of the Loan Parties to the Lender under any Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Notes and the amounts owing on other Obligations of the Borrower to the Lender under any Loan Document, as the case may be, such excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate.  Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that if at any time the rate of interest which accrues on the outstanding principal balance of the Notes shall exceed the Highest Lawful Rate, the rate of interest which accrues on the outstanding principal balance of the Notes shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest which accrues on the outstanding principal balance of the Notes shall not reduce the rate of interest which accrues on the outstanding principal balance of such Notes below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal balance of the Notes, taken in the aggregate, equals the amount of interest which would have accrued if such interest rate had at all times been in effect and not been reduced.  In the event that any rate of interest under the Notes or any Loan Document is reduced due to the effect of this Section 10.10 and there is a subsequent increase in the Highest Lawful Rate, such interest rate shall, automatically without any action of the Borrower or Lender, be increased to the then applicable Highest Lawful Rate.  The terms and provisions of this Section 10.10 shall control and supersede every other provision of all Loan Documents.

SECTION 10.11. Severability.  In case any one or more of the provisions contained in any Loan Document to which the Borrower is a party or in any instrument contemplated thereby, or any application thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein, and any other application thereof, shall not in any way be affected or impaired thereby.

SECTION 10.12. Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

SECTION 10.13. SUBMISSION TO JURISDICTION; WAIVERS.  THE BORROWER AND THE LENDER IRREVOCABLY AND UNCONDITIONALLY:

(a)     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)     WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)     AGREES THAT SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING OF A COPY THEREOF (BY REGISTERED OR CERTIFIED MAIL OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL POSTAGE PREPAID) TO THE ADDRESS SET FORTH IN SECTION 10.3 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED IN WRITING PURSUANT TO SECTION 10.3.

(d)     THE BORROWER AND THE LENDER EACH WAIVES ITS RIGHT TO JURY TRIAL WITH RESPECT TO ANY LEGAL ACTION ARISING UNDER THIS AGREEMENT.

SECTION 10.14.  Reserved.

SECTION 10.15. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEQUOIA MEDIA GROUP, LC

By:	/S/ Edward B. Paulsen
	Name:	Edward B. Paulsen
	Title:	Secretary/Treasurer/CEO

SECURE ALLIANCE HOLDINGS CORPORATION

By:	/S/ Stephen P. Griggs
	Name:	Stephen P. Griggs
	Title:	President

SECURED NOTE

$1,000,000	__________, 2007

FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to the order of Secure Alliance Holdings Corporation (the “Lender”), on or before the Maturity Date (as such term is defined in the Loan Agreement), the principal sum of One Million and No/100 Dollars ($1,000,000.00) in accordance with the terms and provisions of that certain Loan and Security Agreement dated as of ________, 2007 by and between the Borrower and the Lender (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement).

The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.  The Borrower promise to pay interest on the unpaid principal balance of this Note from the Issue Date until the principal balance thereof is paid in full.  Interest shall accrue on the outstanding principal balance of this Note from and including the Issue Date to and including the Maturity Date at the rate or rates, and shall be due and payable on the dates and paid in accordance with the terms and conditions, set forth in the Loan Agreement.

Payments of principal and interest, and all Fees, and amounts due with respect to costs and expenses pursuant to the Loan Agreement, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set-off or counterclaim to the Lender to the account maintained by the Lender not later than 11:59 a.m. (New York time) on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Loan Agreement.  Interest due under the Note shall be payable monthly in arrears on the first day of each succeeding month, commencing one month from the Issue Date, at the Interest Rate, in cash. All interest payable on the Maturity Date shall be paid in cash.  Lender is hereby authorized by Borrower to enter and record on the schedule attached hereto the amount outstanding from time to time under this Note and each payment and prepayment of principal thereon without any further authorization on the part of Borrower.

After the occurrence and during the continuance of an Event of Default, interest shall be payable at the Default Rate.

At its option, Borrower may make prepayments of principal hereof without penalty, in whole or in part, at any time, provided that on the date of each such prepayment Borrower shall pay all then accrued and unpaid interest on the principal amount hereof.  The Obligations of the Borrower under this Note and any additional note issued hereunder are secured by the Liens and security interests granted pursuant to the Loan Agreement and the other Loan Documents and are entitled to the benefit of the Loan Agreement and the other Loan Documents, and are subject to all of the agreements, terms and conditions therein combined.

If any payment of principal or cash interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing cash interest in connection with such payment.

This Note is the Note provided for in, and is entitled to the benefits of the Loan and Security Agreement, which, among other things, contain provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Loan Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate.

The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered effective as of the date first above written.

SEQUOIA MEDIA GROUP, LC

By:
Name:
Title:

SCHEDULE TO NOTE

Borrower: Sequoia Media Group, LC	Date of Note: _______, 2007

DATE	AMOUNT OF INTEREST	PRINCIPAL PAYMENTS	UNPAID PRINCIPAL BALANCE OF NOTE	NAME OF PERSON MAKING NOTATION